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                                                                     EXHIBIT 2.2


                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 16, 2000, by and between TotalPlan, Inc. (formerly known as "TotalEnergy Plan, Inc."), a Delaware corporation ("TotalPlan"), and PowerSpring, Inc., a Delaware corporation ("PowerSpring"). TotalPlan and PowerSpring are sometimes hereinafter collectively referred to as the "Constituent Corporations."

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, TotalPlan is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on August 5, 1999; and

         WHEREAS, PowerSpring is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on September 24, 1999; and

         WHEREAS, the respective Boards of Directors of each of the Constituent Corporations deem it advisable and in the best interests of each and of its respective stockholders that TotalPlan merge with and into PowerSpring upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, the respective Boards of Directors of the Constituent Corporations have adopted and approved this Agreement;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1.        THE MERGER.
                  ----------

         Section 1.1 The Merger. At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), TotalPlan shall be merged with and into PowerSpring (the "Merger"), and the separate corporate existence of TotalPlan (except insofar as it may be continued by applicable law) shall cease. TotalPlan shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") of the Merger and shall continue its corporate existence under the laws of the State of Delaware.

         Section 1.2 Effective Time. As soon as practicable after this Agreement shall have been duly adopted and approved by the sole stockholder of each of the Constituent Corporations, the Constituent Corporations shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger

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in the form required by and otherwise in accordance with the provisions of
Section 251 of the DGCL (the "Certificate of Merger"). The Merger shall become effective on the date and at the time when the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later date and/or time specified in the Certificate of Merger (as mutually agreed to by the Constituent Corporations). The date and time when the Merger becomes effective is herein referred to as the "Effective Time."

         Section 1.3 Effects of Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the foregoing, and subject thereto, and without further act, deed, transfer or conveyance, from and after the Effective Time the Surviving Corporation shall succeed to, possess and be vested in all of the assets, properties, rights, privileges, powers and franchises of the Constituent Corporations, including, without limitation, all property of every description, real, personal and mixed, wherever located, and each and every other interest of every kind and nature, and shall be subject to all other debts, liabilities, restrictions, disabilities and duties of the Constituent Corporations.

         Section 1.4 Name of Surviving Corporation. The name of the Surviving Corporation shall be "PowerSpring, Inc.", unless later changed in accordance with the provisions of the Certificate of Incorporation of the Surviving Corporation and of applicable law.

         Section 1.5 Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth on Exhibit A, which is attached hereto and incorporated herein by this reference, until amended in accordance with the provisions thereof and of applicable law.

         Section 1.6 By-Laws of the Surviving Corporation. The By-Laws of PowerSpring, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation, until amended in accordance with the provisions thereof and of the Certificate of Incorporation of the Surviving Corporation and of applicable law.

         Section 1.7 Officers and Directors of the Surviving Corporation. The officers and directors of PowerSpring immediately prior to the Effective Time shall be the initial officers and directors of the Surviving Corporation (holding the same titles and positions), each to hold his respective office or offices until his respective successor is duly elected or appointed and qualified in accordance with the provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation and of applicable law, or until his earlier death, resignation or removal.

         Section 1.8 Further Assurances. If, at any time after the Effective Time, any further action is necessary, convenient or desirable in order to carry out the purposes of this Agreement or to vest, perfect or confirm, of record or otherwise, in the surviving corporation the full right, title, interest and possession of all assets, properties, rights, privileges, immunities, powers, franchises and authority of the Constituent Corporations, or to otherwise carry out the provisions of this Agreement, the officers of each of the Constituent Corporations are fully authorized in the names and on behalf of their respective entities or otherwise to take such lawful actions including, without limitation, the execution, delivery, filing and acknowledgment of all deeds,

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bills of sales, assignments, assurances and other documents, instruments and agreements as may be necessary, convenient or desirable, in the discretion of the Surviving Corporation, to effect the same.

         Section 1.9 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of either Constituent Corporation or the holder of any of the following securities or of any other
Person:

                  (a) TotalPlan Common Stock. All of the shares of Common Stock, par value $.01 per share, of TotalPlan ("TotalPlan Common Stock") issued and outstanding immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefore and shall cease to exist.

                  (b) PowerSpring Common Stock. Each shares of Common Stock, par value $.01 per share, of PowerSpring ("PowerSpring Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into 17,500 shares, par value $.01 per share, of Common Stock of the Surviving Corporation ("Surviving Corporation Common Stock").

         Section 1.10 Stock Certificates. At and after the Effective Time, all of the outstanding certificates that, immediately prior to the Effective Time, represented shares of PowerSpring Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of PowerSpring Common Stock are converted as provided herein. The registered owner on the books and records of PowerSpring of any such outstanding stock certificates for PowerSpring Common Stock shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of the Surviving Corporation Common Stock evidenced by such outstanding certificate as provided above.

ARTICLE 2.         CONDITION.
                   ---------

         Section 2.1 Stockholder Approval. The consummation of the Merger is subject to the approval of this Agreement and the Merger contemplated hereby by the sole stockholder of TotalPlan and by the sole stockholder of PowerSpring, at or prior to the Effective Time.

ARTICLE 3.        TERMINATION AND ABANDONMENT; AMENDMENT
                  --------------------------------------

         Section 3.1 Termination and Abandonment. At any time prior to the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Constituent Corporation, notwithstanding the adoption and approval of the Merger and of this Agreement by the sole stockholder of either Constituent Corporation, for any reason, without notice, without any liabilities on the part of either of the Constituent Corporations.

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         Section 3.2 Amendment. At any time prior to the Effective Time, this
Agreement may be amended, modified or supplemented by the Boards of Directors of the Constituent Corporations, notwithstanding approval of the Merger and this Agreement by the sole stockholder of either or both of the Constituent Corporations; provided, however, that any amendment made subsequent to the adoption of this Agreement by the sole stockholder of either of the Constituent Corporations shall not:

                  (i) Alter or change the amount or kind of shares, securities, cash, property and/or rights to be received and exchanged for or conversion of any shares of any class or series of either Constituent Corporations;

                  (ii) Alter or change any of the terms of the Certificate of Incorporation of the surviving corporation to be effected by the Merger; or

                  (iii) Alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of any class or series of either Constituent Corporation.

ARTICLE 4.        GENERAL PROVISIONS.
                  ------------------

         Section 4.1 Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the internal substantive laws of the State of Colorado, without giving effect to any conflict or choice of law principles or rules.

         Section 4.2 Amendment. This Agreement may not be amended or modified in whole or in part in any manner except in a writing which makes reference to this Agreement executed by both parties hereto.

         Section 4.3 Assignment. Neither this Agreement, nor any rights, obligations or duties hereunder, may be assigned or delegated by any party hereto without the prior written consent of the other party hereto.

         Section 4.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

         Section 4.5 Entire Agreement.This Agreement, including the Exhibit hereto, sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes in their entirety all prior and contemporaneous written and oral agreements, arrangements, understandings, negotiations, communications, covenants, representations and warranties among the parties hereto relating to the subject matter hereof.

         Section 4.6 Notices. Any and all notices, demands, requests, elections and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon personal delivery;
(ii) upon confirmation of receipt when sent by facsimile transmission; (iii) one business day after deposit during normal business hours with a nationally recognized overnight courier, specifying next day delivery, with written

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verification of receipt; (iv) five business days after being sent by first class
(certified or registered) mail, postage prepaid, return receipt requested, in each case to the following addresses:

            If to PowerSpring:        PowerSpring, Inc.
                                      1675 Broadway, Suite 2150
                                      Denver, Colorado  80202
                                      Attn:  W. Phillip Marcum
                                      Telephone:  (303) 592-5555
                                      Facsimile:   (303) 592-5556

            With a copy to:           Paul R. Hess, Esq.
                                      Kegler, Brown, Hill & Ritter Co., L.P.A.
                                      65 E. State Street, Suite 1800
                                      Columbus, Ohio  43215
                                      Telephone:  (614) 462-5441
                                      Facsimile:   (614) 464-2634

            If to TotalPlan:          TotalPlan, Inc.
                                      1675 Broadway, Suite 2150
                                      Denver, Colorado  80202
                                      Attn:  W. Phillip Marcum
                                      Telephone:  (303) 592-5555
                                      Facsimile:   (303) 592-5556

            With a copy to:           Paul R. Hess, Esq.
                                      Kegler, Brown, Hill & Ritter Co., L.P.A.
                                      65 E. State Street, Suite 1800
                                      Columbus, Ohio  43215
                                      Telephone:  (614) 462-5441
                                      Facsimile:   (614) 464-2634

Any party hereto may send any notice, demand, request, election or other communication to the intended recipient at its address set forth above using any other means (such as expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, demand, request or other communication shall be deemed to have been given until it is actually received by the recipient. Any party hereto may change its designated address by giving written notice to all other parties.

                  (g) Waiver. The obligations of any party hereunder may be waived only with the written consent of the party or parties entitled to the benefits the obligations so involved. Any waiver of a breach or violation of or default under any provision of this Agreement shall not be construed or operate as, or constitute, a waiver of any other or subsequent breach or violation of or default under that provision or any other provision of this Agreement. The failure of any party to insist upon strict compliance with any provision of this Agreement on any one or more occasions shall not be construed or operate as, or constitute, a continuing waiver of, or an

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         estoppel of that party's right to insist upon strict compliance with, that provision or any other provision of this Agreement.

                  (h) Severability. The provisions of this Agreement shall be deemed severable. If any provision of this Agreement is determined to be illegal, invalid or unenforceable in any situation: (i) the parties hereto shall agree to a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (ii) the remainder of this Agreement shall remain in full force and effect, and the application of such provision in any other situation shall not be affected.

                  (i) Counterparts. This Agreement may be executed in any number of counterparts (including counterparts executed by less than all parties hereto), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  (j) Headings. The headings used herein are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

                  (k) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, in intended to create or confer and shall not be construed or operate as creating or conferring, any rights or remedies under or by reason of this Agreement, upon any Person other than the parties hereto and their respective successors and permitted assigns.

                  (l) Further Assurances. The parties hereto agree to take or cause to be taken all actions, which are necessary, convenient or desirable in order to effect the transactions contemplated by this Agreement.

                  (m) Best Efforts. Each of the parties hereto shall act in good faith and use its best efforts to bring about the transactions contemplated by this Agreement.

                  (n) Expenses. Except as otherwise expressly provided herein, each of the parties to this Agreement shall pay its own costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

                  (o) Construction. In the event an ambiguity or question or intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

                  (p) Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would suffer irreparable damage for which an adequate remedy at law would not be available in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each of the parties hereto agrees that the non-breaching parties shall be entitled to an injunction,

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         restraining order or other form of equitable relief from any court of competent jurisdiction to prevent breaches of, and to specifically enforce, the provisions of this Agreement.

                  (q) Publicity. No party hereto shall, directly or through its affiliates, make any public statement, announcement, press release or other disclosure regarding this Agreement, the other party or its relationship under this Agreement or with the other party without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except (i) to the extent such disclosure is required by law, judicial process or rule, regulation or requirement of the Nasdaq Stock Market, or (ii) to the Bank.

                  (r) Interpretation of Certain Provisions. Except as otherwise expressly provided herein, as used in this Agreement:

                           (i) Any reference to any federal, state, local or
                  foreign statute or law shall be deemed also to include a reference to all rules and regulations promulgated thereunder.

                           (ii) The term "including" means "including, without
                  limitation".

                           (iii) The term "Person" means and includes an
                  individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, governmental or regulating body or authority, or any other form of business or entity.

                           (iv) The number and gender of each noun and pronoun
                  and the terms "Person" and "Persons" and the like shall be construed to mean such number and gender as the context, the circumstances or its antecedent may require.

                           (v) The terms "hereof", "herein", "hereunder" and
                  words of similar import refer to this Agreement as a whole, and not to any Section, subsection or clause of this Agreement.

                           (vi) Each reference to a Section means such Section
                  of this Agreement.


                                   * * * * *


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         IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers to execute and deliver this Agreement and Plan of Merger, effective as of the date first above written.

                                            TOTALPLAN, INC.


                                            By: /s/ W. Phillip Marcum
                                               --------------------------------
                                                W. Phillip Marcum, President
ATTEST:

/s/ Gary J. Zuiderveen
--------------------------------
Gary J. Zuiderveen, Secretary


                                            POWERSPRING, INC.


                                            By: /s/ W. Phillip Marcum
                                               --------------------------------
                                                W. Phillip Marcum, President
ATTEST:

/s/ Gary J. Zuiderveen
--------------------------------
Gary J. Zuiderveen, Secretary

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